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                                                                    EXHIBIT 6(d)

                              THE BENCHMARK FUNDS

                  ADDENDUM NO. 4 TO THE DISTRIBUTION AGREEMENT
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     This Addendum No. 4, dated as of the 22nd day of January, 1997, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor").

     WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement dated as of June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993, Addendum No. 2 dated July 1, 1993 and Addendum No. 3 dated March 25, 1994 (the "Distribution Agreement"), pursuant to which the Trust appointed the Distributor to act as distributor to the Trust for the Diversified Assets Portfolio, the Government Portfolio, the Tax-Exempt Portfolio, the Government Securities Portfolio, the Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Balanced Portfolio, International Growth Portfolio and International Bond Portfolio;

     WHEREAS, the Trust is establishing the International Equity Index Portfolio (the "Portfolio"), and it desires to retain the Distributor to act as distributor to provide for the sale and distribution of the Units of the Portfolio and the Distributor is willing to render such services;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Appointment.  The Trust hereby appoints the Distributor as exclusive
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          distributor of the Units of the Portfolio on the terms and for the periods set forth in the Distribution Agreement. The Distributor hereby accepts such appointment and agrees to render the services and perform the duties set forth in the Distribution Agreement without compensation.

     2.   Capitalized Terms.  From and after the date hereof, the term
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          "Portfolios" as used in the Distribution Agreement shall be deemed to include the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Balanced Portfolio, International Growth Portfolio, International Bond Portfolio and International Equity Index Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Distribution Agreement.

     3.   Miscellaneous.  Except to the extent supplemented hereby, the
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          Distribution Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                 THE BENCHMARK FUNDS

Attest:    /s/ Nancy James       By:          /s/ Nancy L. Mucker
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                                 Name:        Nancy L. Mucker
                                 Title:

                                 GOLDMAN, SACHS & CO.

Attest:                          By:        /s/  John P. McNulty
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                                 Name:         John P. McNulty
                                 Title:        Managing Director